As filed with the Securities and Exchange Commission on May____, 1996
                                                      Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                              GRILL CONCEPTS, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                                            13-3319172
(State or other jurisdiction                             (IRS Employer
    of incorporation)                                  Identification No.)

11661 San Vicente Blvd., Ste. 404, Los Angeles, California        90049
         (Address of Principal Executive Offices)               (Zip Code)


                              GRILL CONCEPTS, INC.
                             1995 STOCK OPTION PLAN
                            (Full title of the plan)


                                                    Copy to:
            Robert Spivak                       Michael Sanders
         Grill Concepts, Inc.                 Vanderkam & Sanders
        11661 San Vicente Blvd.                  1111 Caroline
              Suite 404                           Suite 2905
     Los Angeles, California 90049            Houston, Texas 77010
           (310) 820-5559                        (713) 655-0015
     (Name, address and telephone
     number of agent for service)


     Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                         Proposed maximum     Proposed maximum        Amount of
    Title of securities                Amount to be     offering price per   aggregate offering     registration
     to be registered                 registered<F1>         share<F2>             price                fee
- -----------------------------------------------------------------------------------------------------------------
Common Stock, $.00001 par value         1,500,000           $ 1.4627            $ 2,194,054.00       $ 756.57
=================================================================================================================

<F1> An  undetermined   number  of  additional  shares  may  be  issued  if  the
     antidilution provisions of the 1995 Stock Option Plan become operative.

<F2> Calculated  in  accordance  with Rule  457(h)  solely  for the  purpose  of determining the registration fee. Offering prices for shares underlying outstanding options are the exercise prices of the various outstanding options. With respect to authorized but unissued options reserved under the plan, the offering price is the average of the closing bid and asked price ($1.53125) of the Common Stock on May 14, 1996, as reported on the Nasdaq Small-Cap Market.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION

     Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                              CROSS REFERENCE SHEET
                    FOR PROSPECTUS TO BE USED FOR REOFFERS OF
                      SHARES OF COMMON STOCK BY AFFILIATES

                              GRILL CONCEPTS, INC.


         Registration Statement
         Item and Heading                                          Prospectus Heading
         ----------------                                          ------------------
1.       Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus............................    Cover Page

2.       Inside Front and Outside Back Cover Pages of
         Prospectus................................................    Available Information; Incorporation of
                                                                       Certain Documents by Reference

3.       Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges.................................    General Information

4.       Use of Proceeds...........................................    Use of Proceeds

5.       Determination of Offering Price...........................    Not applicable

6.       Dilution .................................................    Not applicable

7.       Selling Security Holders..................................    Selling Shareholders

8.       Plan of Distribution......................................    Plan of Distribution

9.       Description of Securities to be Registered................    Not applicable

10.      Interests of Named Experts and Counsel....................    Legal Matters

11.      Material Changes..........................................    Not applicable

12.      Incorporation of Certain Information by Reference.........    Incorporation of Certain Documents by
                                                                       Reference

13.      Disclosure of Commission Position on Indemnification
         For Securities Act Liabilities............................    Not applicable

PROSPECTUS



                                 470,000 Shares

                              GRILL CONCEPTS, INC.

                                  Common Stock
                                $.00001 par value




     This Prospectus relates to the reoffer and resale by various persons (the "Selling Shareholders") of shares (the "Shares") of Common Stock, $.00001 per value (the "Common Stock"), of Grill Concepts, Inc. (the "Company") that may be issued by the Company to the Selling Shareholders upon the exercise of outstanding stock options granted pursuant to the 1995 Stock Option Plan (the "1995 Plan") of the Company. The offer and sale of the Shares to the Selling Shareholders is registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement, of which this Prospectus forms a part. The Shares are being reoffered and resold for the account of the Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Shares.

     The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time on the Nasdaq Small-Cap Market ("Nasdaq"), or in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

     The Common Stock of the Company is traded on Nasdaq under the symbol "GRIL". On May 14, 1996, the last reported bid price of the Common Stock, as reported on Nasdaq, was $1.47.

     Any sales by the Selling Shareholders will be made subject to certain volume limitations. During any three month period during which this Prospectus is effective, each Selling Shareholder and affiliates may sell a maximum of the greater of one percent of the outstanding Common Stock of the Company or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date of the sale.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------

                   The date of this Prospectus is May 21, 1996

                                TABLE OF CONTENTS

Available Information......................................................   2

Incorporation of Certain Documents by Reference............................   3

General Information........................................................   3

Use of Proceeds............................................................   4

Selling Shareholders.......................................................   4

Plan of Distribution.......................................................   4

Legal Matters..............................................................   4



                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934,as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, Room 1024, Washington, D.C. 20549 or at the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C. at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996 and the description of securities included in Form 8-A filed with the Commission on March 21, 1994 (Commission File No. 0-23226) are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus forms a part (excluding exhibits to such documents unless specifically incorporated by reference). Requests for such copies should be directed to Mr. Ben Sumner, Grill Concepts, Inc., 11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049, (310) 820-5559.

                              --------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.


                               GENERAL INFORMATION

     At April 30, 1996, the Company operated six Daily Grill restaurants in Southern California, with two new Daily Grills under construction, and a third scheduled to open during the fourth quarter of 1996 in Washington, D.C. The Company also operates The Grill, a highly acclaimed, upscale restaurant in Beverly Hills, which served as the original model for the Company's Daily Grill restaurants. In addition to The Grill and the Daily Grill restaurants, the Company operates three Pizzeria Uno restaurants in New Jersey and Pennsylvania and owns a 51% interest in an entity which operates a Rhino Chasers brew pub in terminal one of the Los Angeles International Airport.

     The Company's executive offices are located at 11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049, telephone number (310) 820-5559.

                                 USE OF PROCEEDS

     The Company will receive the exercise price of the options when exercised by the holders thereof. Such proceeds will be used for working capital purposes by the Company. The Company will not, however, receive any of the proceeds from the reoffer and resale of the Shares by the Selling Shareholders.


                              SELLING SHAREHOLDERS


     This Prospectus relates to the reoffer and resale of the following Shares which may be issued to the following affiliates of the Company (the "Selling Shareholders") under the 1995 Plan:


                                                                                   Number of Shares
                                                                                Available to be Resold
                  Name                               Position                     Under the 1995 Plan
                  ----                               --------                     -------------------
         Robert Spivak              President, Chief Executive Officer and Director      75,000
         Robert Wechsler            Chairman of the Board                                35,000
         Michael Weinstock          Executive Vice President and Vice Chairman           97,500
         Richard Shapiro            Director                                             87,500
         Charles Frank              Director                                             25,000
         Glenn Golenberg            Director                                             25,000
         Peter Balas                Director                                             25,000
         Ben Sumner                 Chief Financial Officer                              50,000
         John Sola                  Vice President - Executive Chef                      25,000
         Toni Hipp                  Vice President - Western Operations                  25,000



                              PLAN OF DISTRIBUTION

     It is anticipated that all of the Shares will be offered by the Selling Shareholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions. The Selling Shareholders have advised the Company that they are not parties to any agreements, arrangements or understandings as to such sales.

     Any sales by the Selling Shareholders will be made subject to certain volume limitations. During any three month period during which this Prospectus is effective, each Selling Shareholder and affiliates may sell a maximum of the greater of one percent of the outstanding Common Stock of the Company or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date of the sale.


                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Vanderkam & Sanders, Houston, Texas.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following  documents filed with the Securities and Exchange  Commission
(the   "Commission")  are  incorporated  by  reference  into  this  Registration
Statement and are made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-QSB for the fiscal quarter ended March 31, 1996.

     (c) The description of securities included in Form 8-A filed with the Commission on March 21, 1994 (Commission File No. 0-23226).

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware Supreme Court has held that a director's duty of care to a corporation and its stockholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. However, the Company's Certificate of Incorporation provides, as permitted under Delaware law, that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director. This limitation will apply in all instances except for liability imposed by statute: (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law or (iii) pursuant to Section 174 of the Delaware General Corporation Law (which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances). The limitation of liability provision does not eliminate a stockholder's right to seek non-monetary, equitable remedies such as injunction or rescission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

     In addition, the Company's Certificate of Incorporation and Bylaws provide for the indemnification of the directors, officers, employees and agents of the Company to the full extent permitted by Delaware law, in addition to various procedures relating thereto. Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a "derivative action" by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation. Delaware law further provides that the indemnification and advancement of expenses provided by, or granted pursuant to, provisions of Delaware law shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Because of the Company's substantial presence in the State of California, it is anticipated that certain provisions of California corporate law will become applicable to the Company commencing in 1997, in which case California's indemnification provisions will apply in lieu of Delaware's. Such provisions are, however, substantially identical to Delaware's.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

          4.1  Grill Concepts, Inc. 1995 Stock Option Plan

          5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered

          23.1 Consent of Vanderkam & Sanders (included in Exhibit 5.1)

          23.2 Consent of Coopers & Lybrand L.L.P.

ITEM 9. UNDERTAKINGS

     (a)  The registrant hereby undertakes:

          (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 17th day of May, 1996.

                                                   GRILL CONCEPTS, INC.


                                                   By: /s/ ROBERT SPIVAK
                                                       ROBERT SPIVAK, President

     Each of the undersigned officers and directors of Grill Concepts, Inc. hereby constitutes and appoints Robert Spivak and Michael Weinstock, and each of them singly, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to enable Grill Concepts, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.


   Signatures                            Title                                     Date
   ----------                            -----                                     ----
/s/ ROBERT SPIVAK          President, Chief Executive Officer                   May 17, 1996
ROBERT SPIVAK              and Director (Principal Executive Officer)

/s/ ROBERT WECHSLER        Chairman of the Board                                May 17, 1996
ROBERT WECHSLER


/s/ BEN SUMNER             Treasurer and Chief Financial Officer                May 17, 1996
BEN SUMNER                 (Principal Financial and Accounting Officer)

/s/ MICHAEL WEINSTOCK      Executive Vice President and Vice Chairman           May 17, 1996
MICHAEL WEINSTOCK

/s/ CHARLES FRANK          Director                                             May 17, 1996
CHARLES FRANK

/s/ GLENN GOLENBERG        Director                                             May 17, 1996
GLENN GOLENBERG

PETER BALAS                Director


                                  EXHIBIT INDEX


Exhibit No.                      Description                            Page No.
- -----------                      -----------                            --------

    4.1       Grill Concepts, Inc. 1995 Stock Option Plan..................   12

    5.1       Opinion and consent of Vanderkam & Sanders re: the legality
                  of the shares being registered...........................   21

   23.1       Consent of Vanderkam & Sanders (included in Exhibit 5.1)

   23.2       Consent of Coopers and Lybrand L.L.P.........................   22